Exhibit. 99.1

Contacts:
Vickey Buskirk, Endocyte Inc., (765) 807-0617
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200

FOR IMMEDIATE RELEASE:

Endocyte Reports 2010 Financial Results

WEST LAFAYETTE, Indiana, March 10, 2011 – Endocyte, Inc. (NASDAQ: ECYT), a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases, today reported consolidated 2010 financial results and reviewed 2010 development highlights.

“Endocyte made significant progress in demonstrating the promise of our small molecule drug conjugate (SMDC) platform during 2010,” said Ron Ellis, President and CEO. “We have generated positive results in our PRECEDENT clinical trial, a randomized phase 2 trial of our lead drug, EC145, and companion imaging diagnostic, EC20, in patients with advanced ovarian cancer. We look forward to sharing the PRECEDENT results in more detail at an upcoming medical conference. We also recently completed an initial public offering, which will provide the funding to move this program forward and execute the similarly designed phase 3 PROCEED clinical trial.”

Fourth Quarter and Full Year 2010 Results

•	Endocyte reported a net loss for the fourth quarter of $3.4 million, or $3.57 per basic and diluted share compared to a net loss of $5.6 million, or $6.16 per basic and diluted share for the same period in 2009. The lower net loss for the fourth quarter of 2010 was due to a reduction in research and development expenses related to the decrease in patients remaining on the phase 2 PRECEDENT trial and to the recognition of $1.5 million in grant income from the Qualifying Therapeutic Discovery Project program.

•	For the full year 2010, Endocyte reported a net loss of $20.1 million, or $21.77 per basic and diluted share compared to a net loss of $17.0 million, or $18.67 per basic and diluted share in 2009. Revenues of $3.0 million were recorded in 2009 related to a milestone payment from Bristol-Myers Squibb associated with a license agreement that has since terminated. No revenues were recorded in 2010.

•	Research and development spending was $14.6 million in 2010 compared to $14.8 million in 2009. The decline was driven by a reduction in payroll expenses allocated to research and development in 2010 resulting from a shift in management time to administrative activities, partially offset by increased costs associated with preparations for the phase 3 trial of EC145 and EC20.

•	General and administrative expenses were $6.0 million in 2010 compared to $3.9 million in 2009. The increase was primarily the result of increased expenses associated with the growing patent portfolio and professional fees associated with various business development and financing activities.

•	At December 31, 2010, Endocyte had $16.9 million in cash, cash equivalents and short-term investments. This balance does not include $3.7 million in net proceeds from the second closing of the subordinated promissory note offering or the $78.8 million in net proceeds from the initial public offering, both of which occurred in the first quarter of 2011.

Recent Financing Highlights — $105 Million in New Financing to Fund Operations

•	Endocyte established a $15.0 million credit facility with Mid-Cap Financial and Silicon Valley Bank in August 2010, replacing a previous credit facility. By December 31, 2010, Endocyte had drawn the full $15.0 million in principal against that facility. Principal payments on the credit facility will begin in April 2011 and extend for a 30-month period.

•	Endocyte received a total of $11.8 million in net proceeds from a subordinated promissory note offering (split between two closings of $8.1 million in December 2010, and $3.7 million in January 2011), which automatically converted into 2,335,823 shares of common stock upon the closing of the initial public offering.

•	In February 2011, Endocyte completed its initial public offering, selling 14,375,000 shares of common stock (including 1,875,000 shares of common stock related to the exercise of the over-allotment option by the underwriters) and raising net proceeds of $78.8 million.

•	Total common shares of 29,661,614 were outstanding after the initial public offering. This was comprised of shares issued in the initial public offering and conversion of the promissory notes summarized above in addition to 1,203,228 shares of common stock and 11,747,563 shares of convertible preferred stock outstanding prior to the offering.

Product Development Highlights – Key Clinical Data for Lead Drug and Expansion of Platform

•	Achieved primary endpoint in PRECEDENT clinical trial (randomized, multi-center, international phase 2 clinical trial of EC145 and EC20 in patients with platinum resistant ovarian cancer): The combination of EC145 and standard chemotherapy (pegylated liposomal doxorubicin) showed an improvement in the time to disease progression or death compared to standard chemotherapy alone. This improvement was more substantial in patients who were selected with the companion imaging diagnostic, EC20. Complete results will be presented at an upcoming medical conference.

•	Completed single-arm multi-center phase 2 clinical trial of EC145 in patients with advanced non-small cell lung cancer: Patients were scanned with EC20 to assess their receptor status and then received EC145 as a single agent therapy. EC145 achieved promising progression free survival and overall survival results in this trial, particularly when analyzed according to the EC20 assessment of the presence of the targeted receptor. Patients whose cancer over-expressed the receptor targeted by EC145 in all of their tumors (n=14) achieved a median eight-week disease control rate of 57 percent, compared to historical disease control rates of 21 to 30 percent reported in other studies. Patients in this same population achieved median overall survival of 47.2 weeks compared to 14.9 weeks in patients who had at least one, but not all tumors which over-expressed the targeted receptor (n=14).

•	Selected new companion imaging diagnostic candidate: EC0652 is a companion imaging diagnostic targeting the prostate specific membrane antigen (PSMA) found on most prostate cancer cells. This imaging agent will be evaluated in an early phase clinical trial during 2011.

•	Selected new inflammatory disease drug candidate: EC0746 is a new SMDC targeting cells involved in inflammatory disease. In preclinical models, EC0746 was shown to be safe and reduced inflammation more than the most commonly prescribed anti-inflammatory agent, methotrexate.

2011 Financial Guidance
Endocyte expects to end 2011 with more than $60 million in cash, cash equivalents and short term investments. Endocyte expects its current cash position to be sufficient to fund PROCEED, its phase 3 trial of EC145 and EC20, to the primary endpoint anticipated in the second quarter of 2013. The current operating plan does not include the initiation of other significant clinical trials beyond PROCEED. Variability in expenses in 2011 will be mostly influenced by the timing of the PROCEED trial initiation and pace of enrollment.

Conference Call Reminder
The Endocyte management team will host a conference call at 4:30pm (EST) today.
U.S. and Canadian participants International	(877) 845-0711 (760) 298-5081

A live, listen only webcast of the conference call may also be accessed by visiting the investors section of the Endocyte web site, http://investor.endocyte.com. The webcast will be available for two weeks following the call.

About Endocyte
Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

Forward Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of its products, initiation of future clinical trials, data availability from ongoing clinical trials, and the company’s expectations for its 2011 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trial (whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates, the goals of its development activities, estimates of the potential markets for its product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Years Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Revenue:
License fees	$—	$—	$—	$3,000

Total Revenue	—	—	—	3,000
Costs and expenses:
Research and development	3,290	4,124	14,561	14,804
General and administrative	1,317	1,257	6,039	3,934

Total costs and expenses	4,607	5,381	20,600	18,738

Loss from operations	(4,607)	(5,381)	(20,600)	(15,738)
Interest income	4	6	8	49
Interest expense	(396)	(294)	(1,065)	(1,436)
Other income, net	1,649	54	1,564	119

Net loss	$(3,350)	$(5,615)	$(20,093)	$(17,006)

Net loss per share – basic and diluted	$(3.57)	$(6.16)	$(21.77)	$(18.67)

Weighted average number of common shares used in net loss per share – basic and diluted	937,088	911,066	923,007	911,066

Endocyte, Inc.
Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2010	2009
Assets
Cash, cash equivalents and short-term investments	$16,873	$23,910
Other assets	4,341	1,358

Total assets	$21,214	$25,268

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities	$7,673	$8,808
Other liability	638	—
Long-term debt, net of current portion	10,486	2,719
Subordinated notes	9,529	—
Convertible preferred stock, no par value	89,799	89,799
Total stockholders’ deficit	(96,911)	(76,058)

Total liabilities, convertible preferred stock and stockholders’ deficit	$21,214	$25,268